EXHIBIT 11

                 MINNESOTA MINING AND MANUFACTURING COMPANY
                           AND SUBSIDIARIES

                    EARNINGS PER SHARE OF COMMON STOCK


                                         Three Months Ended March
31,

                                                 1994
1993


Net income (millions)                            $306
$330



Primary earnings per share:

Earnings per share                               0.72
0.75

Weighted average number of
 common shares outstanding                426,721,543
437,672,452




Fully diluted earnings
 per share: (1)

Earnings per share                               0.71
0.75

Weighted average number of
 common shares outstanding                426,721,543
437,672,452

Common equivalent shares                    3,601,707
5,046,780

Average number of common
 shares outstanding and
 equivalents                              430,323,250
442,719,232

Share and per-share data reflect the two-for-one stock split effective March 15, 1994.

Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

Fully diluted earnings per share is computed based on the weighted average number of common shares and common equivalent shares outstanding for each period.

(1) This calculation is submitted in accordance with Regulation
S-K
  item 601(b)(11) although not required byAPB Opinion No. 15 because it results in dilution of less than 3%.